Exhibit 5.1

50 East South Temple Street

Suite 400

Salt Lake City, UT 84111

May 20, 2026

Inno Holdings Inc.

2465 Farm Market 359 South

Brookshire, TX 77423

Re:	Inno Holdings Inc.
Registration Statement on Form S-3 (SEC File No. 333-284054)
Prospectus Supplement dated May 15, 2026

Ladies and Gentlemen:

We have acted as special Texas counsel to Inno Holdings Inc., a Texas corporation (the “Company”), in connection with that certain At-The-Market Issuance Sales Agreement dated May 15, 2026 (the “ATM Agreement”), related to an “at the market” offering, by and between the Company and Aegis Capital Corp. (the “Sales Agent”), relating to the issuance and sale by or through the Sales Agent, from time to time, of up to $60,000,000 of shares (the “Shares”) of the Company’s common stock, no par value.

The Shares are being offered and sold by the Company pursuant to the ATM Agreement, and are being offered and sold pursuant to an effective registration statement (the “Registration Statement”) on Form S-3 (File No. 333-284054) that was declared effective by the U.S. Securities and Exchange Commission (the “Commission”) on January 10, 2025, the statutory prospectus included in the Registration Statement, as amended (the “Base Prospectus”), and the prospectus supplement dated May 15, 2026 (the “Prospectus Supplement”), filed with the Commission pursuant to Rule 424(b) promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

In rendering the opinion set forth below, we have reviewed: (a) the Registration Statement, as amended, and the exhibits thereto; the Base Prospectus; and the Prospectus Supplement; (b) the Company’s Certificate of Formation, as amended to date; (c) the Company’s Bylaws, as amended to date; (d) resolutions of the Company’s Board of Directors authorizing the transactions described in the ATM Agreement and the issuance of the Shares (the “Resolutions”); (e) certain records of the Company’s corporate proceedings as reflected in its minute books; (f) the ATM Agreement; (g) an Officers’ Certificate from the Chief Executive Officer and Chief Financial Officer of the Company dated of even or near date herewith; and such statutes, records and other documents as we have deemed relevant. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the legal capacity of all natural persons signing and conformity with the originals of all documents submitted to us as copies thereof. In addition, we have made such other examinations of law and fact as we have deemed relevant in order to form a basis for the opinions hereinafter expressed. We express no opinion herein as to the laws of any state or jurisdiction other than the substantive laws of the State of Texas.

Inno Holdings Inc.

May 20, 2026

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth herein, it is our opinion that when the Shares are or have been sold, delivered to, and paid for as contemplated by the ATM Agreement, Registration Statement and Prospectus Supplement, the Shares will be duly authorized, validly issued, fully paid and nonassessable.

This opinion letter shall be interpreted in accordance with the Core Opinion Principles jointly issued by the Committee on Legal Opinions of the American Bar Association’s Business Law Section and the Working Group on Legal Opinions Foundation as published in 74 Business Lawyer 815 (2019).

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K being filed on the date hereof and to its being incorporated by reference into the Registration Statement, the Base Prospectus and the Prospectus Supplement, and to the references to our firm under the caption “Legal Matters” in the Prospectus Supplement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as expressly stated herein with respect to the issuance of the Shares.

We have assumed (i) that the specific issuances and sales of the Shares will be duly authorized by the Board of Directors of the Company, a duly authorized committee thereof, or a person or body pursuant to an authorization granted in accordance with the Texas Business Organizations Code, and (ii) that the sale and issuance of the Shares will not exceed (a) the authorized number of shares of Common Stock set forth in the Certificate of Formation, as amended to date, , and (b) the aggregate amount of Shares authorized for offer, sale, and issuance by the Resolutions.

Our opinions are subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws relating to or affecting creditors’ rights generally and to general equitable principles (regardless of whether considered in a proceeding in equity or at law), including concepts of commercial reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief.

We express no opinion as to any provision of any instrument, agreement or other document (i) regarding severability of the provisions thereof; or (ii) providing that the assertion or employment of any right or remedy shall not prevent the concurrent assertion or employment of any other right or remedy, or that every right and remedy shall be cumulative and in addition to every other right and remedy, or that any delay or omission to exercise any right or remedy shall not impair any right or remedy or constitute a waiver thereof.

Inno Holdings Inc.

May 20, 2026

The opinions expressed in this opinion letter are as of the date of this opinion letter only and as to laws covered hereby only as they are in effect on that date, and we assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may come to our attention after that date or any changes in law that may occur or become effective after that date. The opinions herein are limited to the matters expressly set forth in this opinion letter, and no opinion or representation is given or may be inferred beyond the opinions expressly set forth in this opinion letter.

With respect to each instrument or agreement referred to in or otherwise relevant to the opinions set forth herein (each, an “Instrument”), we have assumed, to the extent relevant to the opinions set forth herein, that (i) each party to such Instrument (if not a natural person) was duly organized or formed, as the case may be, and at all relevant times was, is and will be validly existing and in good standing under the laws of its jurisdiction of organization or formation, as the case may be, and at all relevant times had, has and will have full right, power and authority to execute, deliver and perform its obligations under such Instrument; (ii) such Instrument has been duly authorized, executed and delivered by each party thereto; and (iii) such Instrument at all relevant times was, is and will be a valid, binding and enforceable agreement or obligation, as the case may be, of, each party thereto; provided, in each case, that we make no assumption insofar as such assumption relates to the Company and is expressly covered by our opinions set forth herein.

Very truly yours,

/s/ Kirton McConkie, PC
Kirton McConkie, PC

cc:	Ding Wei, CEO